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                               Exhibit 99

                              Press Release

                                 Dated

                            November 5, 1998
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                             Press Release

Today's date: November 5, 1998                Contact: Bill W. Taylor
Release date: Immediately                     Executive Vice President, C.F.O.
                                              (903) 586-9861

            Jacksonville Bancorp, Inc. Announces Annual Earnings

     Jacksonville, Texas, November 5, 1998 - Jacksonville Bancorp, Inc. (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB, reported net income of $3.33 million, or $1.44 per share basic and $1.38 per share diluted, for the fiscal year ended September 30, 1998. This compares to $3.24 million, or $1.30 per share basic and $1.27 per share diluted, for the comparable period ended September 30, 1997.

     Jerry Chancellor, President and C.E.O. said, "Our results of operations in fiscal 1998 reflected another year of solid performance. Our controlled growth, increased profits, and asset quality are indicative of the strength of our market share in the East Texas area."

     At September 30, 1998, Jacksonville's assets totaled $263.2 million, up $29.2 million from September 30, 1997. Loans Receivable, net increased from $174.0 million in 1997 to $191.2 million in 1998. For the respective periods mortgage-backed securities, net increased from $21.2 million to $31.9 million as a result of the Bank's decision to implement a limited wholesale growth strategy involving leveraged investing to increase earnings.

     Deposits increased from $192.0 million on September 30, 1997 to $204.5 million on September 30, 1998, while total liabilities increased from $200.0 million to $227.4 million for the comparable periods.

       Stockholders' equity totaled $35.6 million at September 30, 1998 compared to $33.8 million for the comparable period in 1997. The increase was primarily a result of the Company's net profit for the year less dividends and the cost associated with the purchase of 54,825 shares of Treasury Stock.

     Net interest income for the period ended September 30, 1998 was $8.9 million compared to $8.4 million in 1997. Total noninterest income increased to $1.6 million in 1998 compared to $1.4 million in 1997, while noninterest expense increased to $5.6 million from $5.1 million for the comparable period.

     Under it's "Year 2000 Compliance Project" the Bank has completed the first four of five phases (Awareness, Assessment, Modification, Testing, and Implementation) of all "In-house" programs. A full "Year 2000" test is scheduled on the entire system during this month after which the full system implementation will begin December 31, 1998.

     Jacksonville Savings Bank, SSB operates six full service branches throughout East Texas in addition to its home office at Jacksonville, Texas.
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